Exhibit 99.1

PAPA JOHNS ANNOUNCES SECOND QUARTER 2025 FINANCIAL RESULTS

North America Comparable Sales Increased 1%; International Comparable Sales Increased 4%
Diluted EPS of $0.28; Adjusted Diluted EPS of $0.41(a)
Updates Fiscal 2025 Outlook to Raise International Comparable Sales Range

Louisville, Kentucky (August 7, 2025) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the second quarter ended June 29, 2025.

Highlights
•North America comparable sales increased 1% from a year ago as Domestic Company-owned restaurants were flat and North America franchised restaurants were up 1%; International comparable sales increased 4% compared with the prior year second quarter.
•Opened 45 new restaurants system-wide, comprised of 19 restaurant openings in North America and 26 restaurant openings in International markets.
•Global system-wide restaurant sales were $1.26 billion, a 4%(b) increase compared with the prior year second quarter, driven by higher comparable sales and trailing twelve-month net restaurant growth.
•Total revenues of $529 million increased 4% compared with the prior year second quarter, primarily due to higher Commissary revenues.
•Net income was $10 million compared with $13 million in the prior year second quarter and adjusted EBITDA(a) was $53 million compared with $59 million in the prior year quarter.
•Diluted earnings per common share was $0.28 compared with $0.37 in the prior year second quarter; adjusted diluted earnings per common share(a) was $0.41 compared with $0.61 last year.

CEO Commentary
“Papa Johns second quarter results exceeded our expectations and are evidence that our strategy is working. We returned to comparable sales growth in North America and achieved strong sales growth internationally, driven by transaction gains as we win more customer visits with a focus on our core pizza business,” said Todd Penegor, President and CEO.

“Our progress in the second quarter reinforces my confidence that we are on the right track to deliver significant, sustainable profitable growth and increased value for all Papa Johns stakeholders,” Penegor added.
(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b) Growth rate excludes the impact of foreign currency.

Financial Highlights

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	June 29, 2025	June 30, 2024	Increase (Decrease)	June 29, 2025	June 30, 2024	Increase (Decrease)
Total revenues	$529,166	$507,894	$21,272	$1,047,475	$1,021,810	$25,665
Net income	$9,671	$12,536	$(2,865)	$19,014	$27,450	$(8,436)
Adjusted EBITDA(a)	$52,615	$58,920	$(6,305)	$102,239	$119,485	$(17,246)
Diluted earnings per common share	$0.28	$0.37	$(0.09)	$0.56	$0.82	$(0.26)
Adjusted diluted earnings per common share(a)	$0.41	$0.61	$(0.20)	$0.77	$1.28	$(0.51)

Results for the three and six months of 2025 are not directly comparable with the three and six months of 2024, as year-over-year comparisons are impacted by the UK restaurant closures and refranchising transactions that occurred in the second and third quarters of 2024.

Second Quarter 2025 Results
Revenue: Total revenues of $529.2 million increased $21.3 million, or 4.2%, in the second quarter of 2025 compared with the prior year period. The higher revenues were largely attributable to a $20.3 million increase in Commissary revenues, reflecting both higher volumes and pricing during the quarter. Also contributing to the higher revenues, but to a lesser extent, was a $2.7 million increase in Other revenues, primarily reflecting higher digital fees, a $2.2 million increase in Advertising funds revenues, primarily driven by higher advertising contribution rates in certain International markets, and a $1.8 million increase in Franchise royalties and fees, driven by higher comparable sales and global restaurant growth on a trailing twelve-month basis.

The above revenue increases were partially offset by a $5.7 million decrease in Company-owned restaurant revenues, largely attributable to a decrease of $8.2 million in revenues from our International Company-owned restaurants, primarily related to lower revenues from our Company-owned restaurants in the UK, as 105 formerly Company-owned restaurants were refranchised or closed prior to the second quarter of 2025. The decline was partially offset by a $2.6 million increase at our Domestic Company-owned restaurants primarily due to comparable sales growth as a result of higher average ticket, slightly offset by the refranchising of 15 restaurants in the prior year.

System-wide sales: For the second quarter of 2025, Global system-wide restaurant sales were $1.26 billion, up 4%(b) compared with the prior year second quarter, driven by higher North America and International comparable sales and 2% global net restaurant growth on a trailing twelve-month basis. North America system-wide sales increased 3%(b) to $928 million and International system-wide sales increased 7%(b) to $328 million in the second quarter of 2025, compared with the prior year period.

Net income: Second quarter Net income was $9.7 million, a $2.9 million decrease compared with the prior year second quarter, as higher revenues were more than offset by higher G&A expenses related to incremental investments in marketing and our loyalty program as well as a $3.7 million increase from higher incentive compensation under the Company’s Management Incentive Plan as well as higher cost of sales driven by higher food and labor costs at the Company-owned restaurants. In addition, Net income reflects slightly lower interest expense driven by lower average interest rates during the quarter and slightly lower tax expense, due to lower pre-tax income, compared with the second quarter of 2024.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b) Growth rate excludes the impact of foreign currency.

Adjusted EBITDA: Adjusted EBITDA(a) was $52.6 million, a $6.3 million decrease from the prior year second quarter. The decrease was primarily attributable to higher revenues more than offset by higher G&A expenses largely related to incremental investments in marketing and the Company’s loyalty program along with higher incentive compensation under the Company’s Management Incentive Plan, as well as higher operating costs at the Company-owned restaurants.

The variance between Net income and adjusted EBITDA was primarily due to non-GAAP adjustments of $4 million of stock-based compensation, $2 million of International restructuring costs in the UK, and approximately $3 million associated with losses on disposal of equipment in connection with the termination of a COVID-era equipment program, compared with the prior year second quarter.

Earnings per share: Diluted earnings per common share was $0.28 for the second quarter of 2025 compared with $0.37 in the second quarter of 2024. Adjusted diluted earnings per common share(a) was $0.41 for the second quarter of 2025 compared with $0.61 in the second quarter of 2024. These changes were driven by the same factors impacting Net income and adjusted EBITDA(a) as discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 29, 2025.

2025 Outlook
The Company is reiterating its 2025 annual guidance for the following metrics and raising the range for International comparable sales:
•System-wide sales: Up 2% to 5%
•North America comparable sales: Flat to up 2%
•International comparable sales: Up 2% to 4% (previously flat to up 2%)
•Restaurant development:
◦North America: 85 to 115 gross openings
◦International: 180 to 200 gross openings
•Adjusted EBITDA (as defined below): $200 million to $220 million
•Depreciation & amortization: $70 million to $75 million
•Interest expense: $40 million to $45 million
•Effective tax rate: 28% to 32%
•Capital expenditures: $75 million to $85 million

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA. The Company excludes certain expenses and benefits from adjusted EBITDA that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is
(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

unable to, without unreasonable effort or expense, provide a reconciliation to Net income of those projected measures.

Global Restaurant Sales Information
Global restaurant and comparable sales information for the three and six months ended June 29, 2025, compared with the three and six months ended June 30, 2024 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Six Months Ended
Amounts below exclude the impact of foreign currency	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Comparable sales growth (decline):
Domestic Company-owned restaurants	0.3%	(4.2)%	(2.1)%	(3.6)%
North America franchised restaurants	1.0%	(3.4)%	(0.7)%	(2.4)%
North America restaurants	0.9%	(3.6)%	(1.0)%	(2.7)%
International restaurants	3.7%	(0.1)%	3.5%	(1.4)%
Total comparable sales growth (decline)	1.6%	(2.7)%	0.1%	(2.4)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	1.5%	(1.5)%	(0.8)%	(1.7)%
North America franchised restaurants	2.7%	(1.9)%	1.1%	(1.8)%
North America restaurants	2.5%	(1.9)%	0.7%	(1.8)%
International restaurants (a)	6.6%	5.1%	6.1%	3.3%
Total global system-wide restaurant sales growth (decline) (a)	3.5%	(0.2)%	2.1%	(0.5)%

Global Restaurants
As of June 29, 2025, there were 5,989 Papa Johns restaurants operating in 50 countries and territories, as follows:

Second Quarter	Domestic Company-owned	Franchised North America	Total North America	International Company-owned	International Franchised	Total International	System-wide
Beginning - March 30, 2025	539	2,977	3,516	13	2,490	2,503	6,019
Opened	2	17	19	—	26	26	45
Closed	—	(18)	(18)	—	(57)	(57)	(75)
Ending - June 29, 2025	541	2,976	3,517	13	2,459	2,472	5,989
Net restaurant growth/(decline)	2	(1)	1	—	(31)	(31)	(30)
Trailing four quarters net restaurant growth	4	66	70	(20)	56	36	106

(a) System-wide sales for the three and six months ended June 30, 2024 include $6.7 million and $7.1 million, respectively of International sales related to the first and second quarters of 2024 that were erroneously omitted in prior periods.

Free Cash Flow
Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities (from the Condensed Consolidated Statements of Cash Flows) less the purchases of property and equipment, excluding purchases of property and equipment related to damages from natural disasters, was $36.5 million for the six months ended June 29, 2025, compared with $12.8 million in the prior year period. The year-over-year change primarily reflects the timing of cash payments for the National Marketing Fund and improved working capital.

	Six Months Ended
(in thousands)	June 29, 2025	June 30, 2024
Net cash provided by operating activities	$66,843	$41,957
Purchases of property and equipment	(30,305)	(29,155)
Free cash flow	$36,538	$12,802

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend
The Company paid cash dividends of $15.3 million ($0.46 per common share) in the second quarter of 2025. On August 1, 2025, our Board of Directors declared a third quarter dividend of $0.46 per common share. The dividend will be paid on August 29, 2025 to stockholders of record as of the close of business on August 18, 2025.

Conference Call
Papa Johns will host a call with analysts today, August 7, 2025, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with approximately 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, depreciation and amortization, interest expenses, tax rates, system-wide sales, adjusted EBITDA, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, digital and technology innovation and investments, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, impacts of tariffs, insurance recoveries for damages related to natural disasters, repositioning of the UK market, International restructuring plans, including timing of completion, expected benefits and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in U.S. and international markets; labor shortages at Company and/or franchised restaurants and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the U.S. and global economy and our business related to geopolitical conflicts including conflicts in Ukraine and the Middle East and risks related to a possible economic recession or downturn that could reduce consumer spending or demand.

These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the Company, please visit www.papajohns.com.

Contact
Papa Johns Investor Relations
investor_relations@papajohns.com

Source: Papa John’s International, Inc.

Supplemental Information and Financial Statements

Definitions
“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Financial Statement Updates
The Company has implemented several financial statement changes to evolve and modernize our financial statements and footnotes to increase transparency and better reflect management’s key performance metrics. Financial results for the three months ended June 30, 2024 have been updated to conform with the current presentation to classify revenues and expenses based on the nature of the underlying activities without regard to operating segment. Please refer to the Company’s Form 10-K for the year ended December 29, 2024 and Company’s Form 10-Q for the second quarter ended June 29, 2025 for further information on segments.

Additionally, during the year ended December 29, 2024, the Company updated its internal cost allocation methodology to better reflect current levels of time and effort spent managing our different segments. These updates resulted in a higher allocation of previously unallocated corporate expenses to primarily the North America franchising and International segments. This update in methodology does not impact total reported expenses, and was implemented prospectively beginning with the year ended December 29, 2024. The comparative information has been recast.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are net income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Net income	$9,671	$12,536	$19,014	$27,450
Income tax expense	4,235	4,794	8,778	12,535
Net interest expense	10,584	10,896	20,663	21,959
Depreciation and amortization	18,819	17,594	37,162	35,268
Stock-based compensation expense	3,824	2,915	7,493	2,545
International restructuring costs (a)	2,451	6,185	4,631	15,728
Other costs (b)	3,031	4,000	4,498	4,000
Adjusted EBITDA	$52,615	$58,920	$102,239	$119,485

Net income attributable to common shareholders	$9,267	$12,243	$18,295	$26,879
International restructuring costs (a)	2,475	6,129	4,610	15,652
Other costs (b)	3,031	4,000	4,498	4,000
Tax effect of adjustments (c)	(1,250)	(2,289)	(2,068)	(4,441)
Adjusted net income attributable to common shareholders	$13,523	$20,083	$25,335	$42,090

Diluted earnings per common share	$0.28	$0.37	$0.56	$0.82
International restructuring costs (a)	0.07	0.19	0.14	0.48
Other costs (b)	0.10	0.12	0.13	0.12
Tax effect of adjustments (c)	(0.04)	(0.07)	(0.06)	(0.14)
Adjusted diluted earnings per common share	$0.41	$0.61	$0.77	$1.28

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with the Company’s international transformation initiatives. For the three and six months ended June 29, 2025, these costs are comprised primarily of losses on franchisee notes receivable, professional services and other related costs, and lease termination costs.
(b)For the three and six months ended June 29, 2025, other costs is comprised of the following:
i.Losses on disposal of equipment incurred in connection with the termination of a COVID-era program that pre-purchased store equipment due to supply chain challenges;
ii.Costs associated with project-based strategic initiatives that are not related to our ongoing operations, and;
iii.Costs incurred, net of anticipated insurance recoveries, arising from tornadoes that struck the Texas Quality Control Center (“QC Center”) as well as the restaurant support center and QC Center in Louisville, Kentucky.
For the three and six months ended June 30, 2024, represents a non-cash impairment charge related to fixed and intangible assets related to certain Domestic restaurants.
(c)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.7% for the three and six months ended June 29, 2025 and 22.6% for the three and six months ended June 30, 2024.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	June 29, 2025	December 29, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,299	$37,955
Accounts receivable, net	103,903	101,677
Notes receivable, current portion	4,760	4,928
Income tax receivable	2,653	2,214
Inventories	37,474	35,245
Prepaid expenses and other current assets	56,698	48,586
Total current assets	238,787	230,605
Property and equipment, net	269,224	273,272
Finance lease right-of-use assets, net	39,393	28,761
Operating lease right-of-use assets	179,399	184,425
Notes receivable, less current portion, net	3,994	8,867
Goodwill	76,881	75,460
Other assets	82,764	87,562
Total assets	$890,442	$888,952

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$74,563	$61,842
Income and other taxes payable	5,903	11,987
Accrued expenses and other current liabilities	161,785	155,579
Current deferred revenue	13,372	15,519
Current finance lease liabilities	10,124	7,280
Current operating lease liabilities	26,974	25,756
Total current liabilities	292,721	277,963
Deferred revenue	19,667	21,287
Long-term finance lease liabilities	31,095	22,885
Long-term operating lease liabilities	172,183	173,557
Long-term debt, less current portion, net	726,281	741,650
Other long-term liabilities	64,357	64,923
Total liabilities	1,306,304	1,302,265

Redeemable noncontrolling interests	892	903

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,292 at June 29, 2025 and 49,283 at December 29, 2024)	493	493
Additional paid-in capital	452,787	452,449
Accumulated other comprehensive loss	(5,967)	(8,456)
Retained earnings	229,868	241,717
Treasury stock (16,539 shares at June 29, 2025 and 16,637 shares at December 29, 2024, at cost)	(1,109,178)	(1,115,729)
Total stockholders’ deficit	(431,997)	(429,526)
Noncontrolling interests in subsidiaries	15,243	15,310
Total Stockholders’ deficit	(416,754)	(414,216)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$890,442	$888,952

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Revenues:
Company-owned restaurant sales	$178,989	$184,640	$352,870	$375,891
Franchise royalties and fees	48,302	46,552	96,358	93,705
Commissary revenues	234,576	214,322	463,517	431,834
Other revenues	23,136	20,410	46,893	41,345
Advertising funds revenue	44,163	41,970	87,837	79,035
Total revenues	529,166	507,894	1,047,475	1,021,810
Costs and expenses:
Cost of sales	371,716	363,038	738,212	730,704
General and administrative expenses	70,118	57,046	135,285	114,923
Depreciation and amortization	18,819	17,594	37,162	35,268
Advertising funds expense	44,023	41,990	88,361	78,971
Total costs and expenses	504,676	479,668	999,020	959,866
Operating income	24,490	28,226	48,455	61,944
Net interest expense	(10,584)	(10,896)	(20,663)	(21,959)
Income before income taxes	13,906	17,330	27,792	39,985
Income tax expense (a)	(4,235)	(4,794)	(8,778)	(12,535)
Net income	9,671	12,536	19,014	27,450
Net income attributable to noncontrolling interests	(140)	(293)	(261)	(571)
Net income attributable to the Company	$9,531	$12,243	$18,753	$26,879

Net income attributable to common shareholders	$9,267	$12,243	$18,295	$26,879

Basic earnings per common share	$0.28	$0.37	$0.56	$0.82
Diluted earnings per common share	$0.28	$0.37	$0.56	$0.82

Basic weighted average common shares outstanding	32,849	32,730	32,808	32,688
Diluted weighted average common shares outstanding	32,969	32,853	32,932	32,871
___________________________________
(a)    The signage of Income tax expense has been changed from the historic presentation for purposes of signage consistency with other expense items.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended
(In thousands)	June 29, 2025	June 30, 2024
Operating activities
Net income	$19,014	$27,450
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	3,284	2,397
Depreciation and amortization	37,162	35,268
Deferred income taxes	1,600	2,812
Stock-based compensation expense	7,493	2,545
Refranchising and impairment loss	8,087	14,713
Loss on disposal of property and equipment	2,576	965
Other	237	774
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,312)	8,488
Income tax receivable	(308)	(203)
Inventories	(1,980)	(1,748)
Prepaid expenses and other current assets	(3,693)	(3,541)
Other assets and liabilities	(3,160)	(5,788)
Accounts payable	12,609	(8,756)
Income and other taxes payable	(6,132)	(10,957)
Accrued expenses and other current liabilities	(9,315)	(12,321)
Deferred revenue	(3,812)	(1,839)
Advertising fund assets and liabilities	8,493	(8,302)
Net cash provided by operating activities	66,843	41,957
Investing activities
Purchases of property and equipment	(30,305)	(29,155)
Purchases of property and equipment related to damages from natural disasters	(1,366)	—
Insurance proceeds related to damages from natural disasters	2,900	—
Notes issued	—	(153)
Repayments of notes issued	4,534	1,794
Proceeds from dispositions and refranchising, net of cash transferred	—	1,495
Proceeds from investments	4,739	2,275
Other	109	(97)
Net cash used in investing activities	(19,389)	(23,841)
Financing activities
Net (repayments of) proceeds from revolving credit facilities	(212,927)	3,024
Proceeds from term loan	200,000	—
Debt issuance costs	(3,223)	—
Proceeds from exercise of stock options	397	933
Dividends paid to common stockholders	(30,493)	(30,212)
Tax payments for equity award issuances	(1,208)	(3,330)
Distributions to noncontrolling interests	(339)	(405)
Principal payments on finance leases	(4,903)	(4,796)
Other	(55)	358
Net cash used in financing activities	(52,751)	(34,428)
Effect of exchange rate changes on cash and cash equivalents	641	30
Change in cash and cash equivalents	(4,656)	(16,282)
Cash and cash equivalents at beginning of period	37,955	40,587
Cash and cash equivalents at end of period	$33,299	$24,305

Papa John’s International, Inc. and Subsidiaries
Segment Information
The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on adjusted EBITDA. See the Company’s Form 10-Q for the quarter-ended June 29, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter-ended June 29, 2025.

	Three Months Ended June 29, 2025
(in thousands, unaudited)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$175,797	$35,359	$214,846	$44,184
Intersegment revenues	—	1,244	52,813	—
Segment revenue	$175,797	$36,603	$267,659	$44,184

Less segment expenses (a):
Cost of sales	$155,985	$—	$236,993	$24,407
General & administrative	9,948	9,760	11,014	9,282
Advertising funds expense	—	—	—	4,858
Segment adjusted EBITDA	$9,864	$26,843	$19,652	$5,637

	Three Months Ended June 30, 2024
(in thousands, unaudited)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$173,207	$34,409	$198,197	$46,547
Intersegment revenues	—	1,041	50,303	—
Segment revenue	$173,207	$35,450	$248,500	$46,547

Less segment expenses (a):
Cost of sales	$150,262	$—	$224,511	$30,210
General & administrative	9,471	8,243	8,947	9,575
Advertising funds expense	—	—	—	3,049
Segment adjusted EBITDA	$13,474	$27,207	$15,042	$3,713

	Six Months Ended June 29, 2025
(in thousands, unaudited)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$346,592	$70,911	$427,765	$83,295
Intersegment revenues	—	2,503	104,271	—
Segment revenue	$346,592	$73,414	$532,036	$83,295

Less segment expenses (a):
Cost of sales	$310,998	$—	$472,726	$44,191
General & administrative	20,698	19,323	20,306	18,126
Advertising funds expense	—	—	—	9,959
Segment adjusted EBITDA	$14,896	$54,091	$39,004	$11,019

	Six Months Ended June 30, 2024
(in thousands, unaudited)	Domestic Company-owned restaurants	North America franchising	North America commissaries	International
Revenues from external customers	$349,431	$70,106	$401,484	$93,220
Intersegment revenues	—	2,090	99,570	—
Segment revenue	$349,431	$72,196	$501,054	$93,220

Less segment expenses (a):
Cost of sales	$301,368	$—	$450,800	$61,065
General & administrative	19,650	16,482	18,037	18,314
Advertising funds expense	—	—	—	5,935
Segment adjusted EBITDA	$28,413	$55,714	$32,217	$7,906
___________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

(in thousands, unaudited)	Three Months Ended		Six Months Ended
All Other (a)	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Revenues from external customers	$58,980	$55,534	$118,912	$107,569
Intersegment revenues	14,781	13,778	29,180	26,950
All Other revenue	$73,761	$69,312	$148,092	$134,519
All Other costs and expenses (b)
Cost of sales	$12,551	$12,533	$25,181	$25,428
General and administrative expenses	2,513	1,921	4,940	4,071
Advertising funds expense	49,464	49,041	98,574	92,306
All Other adjusted EBITDA (c)	$9,233	$5,817	$19,397	$12,714
___________________________________
(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds as well as information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. Our largest marketing fund is Papa Johns Marketing Fund (“PJMF”). PJMF is a consolidated nonstock corporation, intended to operate at break-even for the purpose of designing and administering advertising and promotional programs for all participating Domestic restaurants. Technology-based franchisee fees are meant to offset the costs of building, operating, and depreciating technology that supports franchisee operations. As such, these fees may vary from period to period, as they are designed to operate near break-even over time including the impact of depreciation. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Form 10-Q for the second quarter ended June 29, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Form 10-Q for the second quarter ended June 29, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter-ended June 29, 2025.